Exhibit 99.4

RAIT FINANCIAL TRUST

OFFER TO EXCHANGE

COMMON SHARES AND CASH

FOR UP TO $             OF

6.875% CONVERTIBLE SENIOR NOTES DUE 2027

To Brokers Dealers, Commercial Banks, Trust Companies and Other Nominees:

RAIT Financial Trust (the “Company”) is offering, upon and subject to the terms and conditions set forth in the preliminary prospectus, dated                    , 2009 (together with any subsequent preliminary or final prospectus, the “Prospectus”), and the enclosed Letter of Transmittal (the “Letter of Transmittal”), to exchange its common shares of beneficial interest, par value $.01 per share (“common shares”), and cash for up to $                     aggregate principal amount of its outstanding 6.875% Convertible Senior Notes due 2027 (the “Convertible Notes”). Holders who validly tender and do not validly withdraw their Convertible Notes prior to 5:00 p.m., New York City time, on                     , 2009 will receive the following consideration for each $1,000 principal amount of Convertible Notes accepted for exchange: (i)              common shares, (ii) a cash payment of $             and (iii) accrued and unpaid interest on the Convertible Notes to, but excluding, the settlement date, payable in cash (the “Exchange Offer”).

We are requesting that you contact your clients for whom you hold Convertible Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Convertible Notes registered in your name or in the name of your nominee, or who hold Convertible Notes registered in their own names, we are enclosing the following documents:

1.	The Prospectus;

2.	The Letter of Transmittal for your use and for the information of your clients (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9); and

3.	A form of letter which may be sent to your clients for whose account you hold Convertible Notes registered in your name or the name of your nominee, with spaces provided for obtaining such clients’ instruction with regard to the Exchange Offer.

Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2009, unless extended or earlier terminated by the Company (such date and time, as may be extended, the “Expiration Date”). Convertible Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date or, if not previously returned by the Company, after 40 business days from the commencement of the Exchange Offer if the Company has not accepted the tendered Convertible Notes for exchange by that date.

To participate in the Exchange Offer, a timely book-entry confirmation that Convertible Notes have been transferred into the information and exchange agent’s account at The Depository Trust Company, and a properly completed and duly executed Letter of Transmittal and all other required documents or a properly transmitted agent’s message (as defined in the Letter of Transmittal and the Prospectus) should be sent to the information and exchange agent in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of the Convertible Notes held by them as a nominee or in a fiduciary capacity. The Company will pay all transfer taxes. If any, applicable to the exchange of the Convertible Notes pursuant to the Exchange Offer, except as set forth in Instruction 11 of the Letter of Transmittal.

The Company has not authorized anyone to make any recommendation to holders of the Convertible Notes as to whether to tender or refrain from tendering in the Exchange Offer.

Any questions related to the procedure for tendering you may have with respect to the Exchange Offers should be directed to, and additional copies of the enclosed material may be obtained from                     , the information and exchange agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal. The dealer manager for the Exchange Offers is UBS Securities LLC.

Very truly yours,

RAIT Financial Trust

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE INFORMATION AND EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFERS, EXCEPT FOR STATEMENT EXPRESSLY MADE IN THE PROSPECTUS OF THE LETTER OF TRANSMITTAL.